Exhibit 10.20

2007 OFFICER SHORT-TERM INCENTIVE PLAN

On December 20, 2006, the Nominating, Compensation, and Governance Committee (Committee) of the PG&E Corporation Board of Directors established the structure of the PG&E Corporation 2007 Short-Term Incentive Plan (STIP), under which officers of PG&E Corporation and Pacific Gas and Electric Company (Utility) are provided an opportunity to receive annual incentive cash payments. Corporate financial performance, as measured by corporate earnings from operations, will account for 50 percent of the incentive, 20 percent of the incentive will be based on customer satisfaction indices, 20 percent of the incentive will be based on the Utility’s success in implementing its strategy to achieve operational excellence and improved customer service, 5 percent will be based on the results of an employee opinion survey measuring employee engagement, and the remaining 5 percent will be based on achieving safety standards.

At its meeting on February 21, 2007, the Committee approved the specific performance scale that will be used to determine the extent to which the corporate financial objective, as measured by earnings from operations, has been met. The Committee used the same methodology to establish the performance scale for the corporate financial performance portion of the 2007 STIP as was used for the 2006 STIP. The corporate financial performance measure is based on PG&E Corporation's budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community. As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.

The Committee also approved the 2007 performance targets for each of the four other measures set forth in the table below. The 2006 performance results for each measure are included for comparative purposes.

2007 STIP Performance Targets1

Measure	Relative Weight	2006 Results	2007 Target
Customer Satisfaction (Residential & Business)[2]	20%	100	676
Business Transformation Index[3]	20%	N/A	1.0
Employee Survey (Premier) Index[4]	5%	64.0%	66.0%
Occupational Safety and Health Administration (OSHA) Recordable Injury Rate[5]	5%	12.9% reduction	15% reduction

1.	As explained above, 50% of the STIP award will be based on achievement of corporate earnings from operations targets.

2.     This measure reflects a weighted composite of the overall customer satisfaction indices of the Utility’s residential and business customers as reported by the J.D. Power Residential Survey and the J.D. Power Business Survey. For 2006, the residential customers’ and business customers’ scores were weighted equally. In an effort to enhance the focus on improving residential customer satisfaction, which has been lower than business customer satisfaction, for the 2007 target the weighting of the residential customers’ score will be increased to 60% and the weighting of the business customers’ score will be lowered to 40%. In addition, for 2007, J.D. Power and Associates has changed the scale used to report results from the J.D. Power Survey from a scale that attempted to center the industry average score at approximately 100 to a 1,000 point scale. By way of comparison, results for 2006 would have been 678 under the new 1000 point scale based on equally weighted scores and results for 2006 would have been 673 based on the revised weightings. The 2007 target may be adjusted to reflect changes in the J.D. Power industry average scores, which are expected by mid-year 2007.

3.
The Business Transformation Index is comprised of five measurement points that define success in achieving key Business Transformation operational, financial, and post-implementation objectives. The five measurement points are (1) overall Business Transformation cost performance in comparison to budgeted amounts, (2) overall business transformation benefit performance in comparison to planned/budgeted amounts, (3) new business customer connection performance for cycle time and number of customer commitments met, (4) SmartMeterTM project performance for number of meters installed and activated, and (5) the extent to which core business transformation initiatives are implemented compared to planned schedule and scope of initiatives.

4.
The Premier Survey is the primary tool used to measure employee engagement at PG&E Corporation and the Utility. The employee index is designed around 15 key drivers of employee engagement. The average overall employee survey index score provides a comprehensive metric that is derived by adding the percent of favorable responses from all 40 core survey items (all of which fall into one of 15 broader topical areas), and then dividing the total sum by 40.

5.
An “OSHA Recordable” is an occupational (job-related) injury or illness that requires medical treatment beyond first aid, or results in work restrictions, death or loss of consciousness. The “OSHA Recordable Rate” is the number of OSHA Recordables for every 200,000 hours worked, or for approximately 100 employees. This metric measures the percentage reduction in the Utility’s OSHA Recordable rate from the prior year.

The Committee has full discretion as to the determination of final officer STIP awards for 2007 performance.